Exhibit 10.5

[***] Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of March 13th, 2019 (the “Effective Date”) between Pathway Rx Inc., an Alberta corporation (“Pathway”), Sundial Growers Inc., an Alberta corporation (“Sundial”), Igor Kovalchuk (“Igor”), Olga Kovalchuk (“Olga”) and Darryl Hudson (“Darryl” and together with Igor and Olga, the “Vendors”).

WHEREAS Sundial and the Vendors have entered into a share purchase agreement dated March 13th, 2019 with respect to the purchase and sale of 50% of the issued and outstanding shares in the capital of Pathway by the Vendors to Sundial (the “Share Purchase Agreement”);

AND WHEREAS it is a condition of the closing of the transactions contemplated by the Share Purchase Agreement that the parties enter into this Agreement.

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the closing of the transactions contemplated by the Share Purchase Agreement and the covenants and agreements herein contained (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	DEFINITIONS. As used in this Agreement:

1.1 “CannSelect IP” means the Technology relating to the CannSelect Products and all Intellectual Property Rights therein owned by Pathway, including all CannSelect Marks.

1.2 “CannSelect Marks” means the Trademarks used by Pathway in association with the CannSelect Products.

1.3 “CannSelect Products” means the Products set forth in Schedule A.

1.4 “Commercialize” means to Use and otherwise exploit worldwide in any manner whatsoever and grant sublicenses (and permit the granting of sublicenses) to do any or all of the foregoing.

1.5 “Common Shares” means common shares in the capital of Sundial.

1.6 “Developers” means the individuals who conceived, created, developed, reduced to practice, written, and tested any of the Pathway IP.

1.7 “Future IP” means any Intellectual Property Rights filed, acquired, or otherwise obtained by Pathway after the Effective Date.

1.8 “Gross Revenues” means all revenues, receipts and monies directly or indirectly collected or received whether for cash or credit or by way of any benefit, advantage or concession from the Use of any Products, any Pathway IP or any Sundial Improvements, that are actually received by Sundial or an affiliate of Sundial.

1.9 “Improvements” means any improvements, enhancements, modifications, alterations, adaptations, translations, and any other changes to any Technology, and any Intellectual Property Rights therein.

1.10 “Intellectual Property Rights” means any and all proprietary rights provided under (a) patent law, (b) copyright law, (c) trade-mark law, (d) design patent or industrial design law, (e) semi-conductor chip or mask work law, (f) plant breeder’s rights law, and (g) any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in ideas, formulae, algorithms, concepts, inventions, plants, strains, or know-how, or the expression or use thereof.

1.11 “Net Revenue” means the Gross Revenue less the following deductions, as demonstrable in written records of Sundial:

(a)	[***]

(b)	[***]

(c)	[***]

(d)	[***]

(e)	[***]

(f)	[***]

(g)	[***]

1.12 “Party” means Pathway or Sundial, as the context requires, and “Parties” means Pathway and Sundial.

1.13 “Patents” will include (i) all patents and patent applications, (ii) any substitutions, divisions, continuations, continuations-in-part (but only to the extent that they cover the same invention claimed in the foregoing), revisions, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, patent term extensions, patent term adjustments, and the like, and any provisional applications, of any such patents or patent applications, and (iii) any foreign or international equivalent of any of the foregoing.

1.14 “Pathway Improvements” means any Improvements on any Pathway IP, that Pathway creates, develops, conceives, or reduces to practice after the Effective Date.

1.15 “Pathway IP” means: (a) the Pathway Patents; (b) all other Technology set forth in Schedule B; (c) the Pathway Improvements; (d) any Future IP for which Sundial has exercised the Right of First Refusal; and (e) all Intellectual Property Rights in and to all of the foregoing.

1.16 “Pathway Patents” means the Patents owned by Pathway as of the Effective Date, including those listed in Schedule B.

1.17 “Products” means any product or service, that, in whole or in part is developed, made, used, sold, distributed, imported or exported by utilizing or incorporating in any way, directly or indirectly any subject matter covered by any Pathway IP or any Sundial Improvements.

1.18 “Pro Rata Portion” has the meaning set out in the Share Purchase Agreement.

1.19 “Royalty Due Date” means January 1 of each calendar year.

1.20 “Royalty Activity” means sale of any Products, other Use of the Pathway IP or any Use of the Sundial Improvements.

1.21 “Technology” all know-how, inventions, plant varieties, discoveries, data, results, information, trade secrets, ideas, concepts, formulas, techniques, methods, processes, developments, materials or compositions of matter of any type or kind, expertise, formulas, technology, stability data, research, pre-clinical and clinical data, regulatory information, manufacturing process, scale-up and other technical data, reports, documentation and samples, whether or not patented or patentable.

1.22 “Use” means to use, grow, cultivate, harvest, process, operate, make, have made, manufacture, lease, sell, offer to sell, license, assign, transfer, market, distribute, sub-license, import, export, reproduce, modify, adapt, create derivative works, support, translate, port, practice any method or process claimed in any Patent, benefit from or exploit any Intellectual Property Rights or have done any of such things above by any means and any forms.

1.23 “Warrants” mean Common Share purchase warrants of Sundial.

2.	LICENSES

2.1 Intellectual Property License. Pathway hereby grants to Sundial a fully paid-up, perpetual, exclusive, worldwide, irrevocable (other than for breach of this Agreement by Sundial) license, with the right to sublicense through multiple levels of sublicensees, under the Pathway IP to Commercialize the Pathway IP in any manner.

2.2 Improvements. Sundial will own all rights, title, and interests, including all Intellectual Property Rights, in and to any Improvements in and to the Pathway IP that Sundial creates, develops, conceives, or reduces to practice after the Effective Date (collectively, the “Sundial Improvements”), and will, for the avoidance of doubt, have the right to Commercialize the Sundial Improvements in any manner and for any purpose. For further avoidance of doubt, any Improvements that Sundial creates, develops, conceives, or reduces to practice after the Effective Date based on Sundial Improvements are also Sundial Improvements.

2.3 CannSelect Product License. Pathway hereby grants to Sundial a fully paid-up, perpetual, exclusive, worldwide, irrevocable (other than for breach of this Agreement by Sundial) license, under the CannSelect IP, to distribute and sell the CannSelect Products.

3.	FUTURE INTELLECTUAL PROPERTY

3.1 Upon the filing or acquisition of any Future IP, Pathway shall notify Sundial within [***] days of such filing or acquisition and provide Sundial, in the same notice, a right to receive an exclusive license to such Future IP on the same terms as set forth in Section 2.1 and 2.2 hereof (the “Right of First Refusal”). Sundial shall have [***] days upon receipt of such notice to exercise the Right of First Refusal by written notice to Pathway. Upon the exercise of such right of First Refusal, the applicable Future IP will be deemed to be included in the Pathway IP under this Agreement.

3.2 Within [***] (the “Test Period”) of Sundial’s election to receive a license on the Future IP (the “Elected Future IP”) in accordance with Section 3.1 (the “Election”), if Sundial does not generate annual Gross Revenue that meets a minimum revenue target for the Elected Future IP as agreed upon by the Parties at the time of the Election (the “Minimum Revenue Target”) for the year immediately prior to each Royalty Due date from the sale of Products using the Elected Future IP and other Use of the Elected Future IP, Pathway shall have the right to assign, license or otherwise commercialize the applicable Elected Future IP to a third party on terms within Pathway’s discretion with notice to Sundial, subject to confidentiality obligations of Pathways to the third party, provided however that, when assigning, licensing, or otherwise commercializing such Elected Future IP, Pathway will maintain the necessary rights to allow it to license the Elected Future IP to Sundial as required under the terms and conditions of this Agreement. The Minimum Revenue Target shall be prorated to adjust for any partial years occurring during the Test Period.

4.	ROYALTY

4.1	Pathway Royalty.

(a)	Sundial shall pay to Pathway a royalty equal to three (3%) percent on the Gross Revenues received by Sundial that is derived from any Royalty Activities;

(b)

if the combined Royalty Activities for any one calendar year generates over $[***] in Gross Revenue for Sundial, Sundial shall pay Pathway an additional 2% royalty on all Gross Revenue derived from the Royalty Activities during that calendar year;

(c)

for every $[***] in Gross Revenues received by Sundial that is generated by Royalty Activities, Sundial shall grant to the Vendors [***] Warrants, each with an exercise price of $2.90 per Common Share, to vest upon issuance and expire five years after issuance, up to a maximum total of 175,000 Warrants, such Warrants to be registered in Pro Rata Portion in the names of each of the Vendors;

(d)	Sundial shall pay Pathway an amount equal to 50% of Net Revenue receive by Sundial from the sale of CannSelect Products or other Use of the CannSelect IP; and

(e)

Sundial shall pay Pathway $1,400,000 over four (4) years in annual payments of $350,000, which are payable on a quarterly basis in an amount of $87,5000 for each payment, each year during the Initial Term.

4.2 Timing of Payments. The amounts payable by Sundial to Pathway set forth in Section 4.1 (the “Royalties”) will be paid by Sundial [***] and, will become due and payable within [***] after each respective Royalty Due Date and will be calculated based on the Gross Revenue or the Net Revenue, as applicable, in the twelve (12) month period immediately preceding the applicable Royalty Due Date.

4.3 Payment Method. Any Royalties due to Pathway under this Agreement will be paid in Canadian dollars, by wire transfer in immediately available funds to an account designated by Pathway, or in the case of the Warrants, issued and registered in Pro Rata Portion in the names of each of the Vendors. Any monetary payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement will bear simple interest at a rate equal to the lesser of the prime rate as published in The Globe and Mail, on the first day of each Royalty Due Date in which such payments are overdue, or the maximum rate permitted by law, whichever is lower, calculated on the number of days such payment is delinquent.

4.4 Taxes. Sundial may deduct from any amounts it is required to pay to Pathway pursuant to this Agreement an amount equal to that withheld for or due on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction based on such payments to Pathway (“Withholding Taxes”). Sundial will provide Pathway a certificate evidencing payment of any Withholding Taxes hereunder within [***] of such payment (or when available from the applicable foreign tax authority).

4.5 Reports; Records Retention; Audit.

(a)

Sales Reports. Within [***] after each respective Royalty Due Date, Sundial will furnish to Pathway a written report showing in reasonably specific detail, the Gross Revenues and Net Revenues earned during the applicable calendar year on Royalty Activities, including calculation of the royalties which will have accrued based upon such Gross Revenues and Net Revenues, and the withholding taxes, if any, required by law to be deducted with respect to such Gross Revenues and Net Revenues.

(b)

Record Retention. Sundial will maintain (and will require that its sublicensees will maintain) complete and accurate books, records and accounts that fairly reflect Gross Revenues and Net Revenues with respect to the Royalty Activities, in each case in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained by Sundial until the later of (i) three (3) years after the end of the period to which such books, records and accounts pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

(c)

Audit. Pathway will have the right to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to Pathway, have access during normal business hours, and upon reasonable prior written notice, to Sundial’s records as may be reasonably necessary to verify the accuracy of Gross Revenues and Net Revenues for any Calendar Quarter ending not more than [***] prior to the date of such request; provided, however, that Pathway will not have the right to conduct more than one such audit in any calendar year except as provided below or more than one such audit covering any given time period. Pathway will bear the cost of such audit unless the audit reveals an underpayment to Pathway of more than [***]% for the audited period, in which case Sundial will bear the cost of the audit.

4.6 Payment of Additional Amounts. If, based on the results of such audit, additional payments are owed by Sundial under this Agreement; Sundial will make such additional payments, with interest as set forth in Section 4.3, within [***] after the date on which such accounting firm’s written report is delivered to such Party.

5.	PROSECUTION AND ENFORCEMENT

5.1 Prosecution of Pathway IP Pathway will be responsible for the filing, prosecution, and maintenance of the Pathway IP, including all fees and costs relating thereto. Pathway will diligently prosecute and maintain the Pathway IP and will not abandon any application for Pathway IP (or allow such Pathway IP to become abandoned or deemed abandoned) before consulting with Sundial and offering to assign such Pathway IP to Sundial as provided below in this Section 5.1. Pathway will notify Sundial periodically of the status of each pending application for Pathway IP, including any publicly-available details and information that is not subject to solicitor-client privilege, agent-client privilege, or other rights that protect the information from production in a court action, such as office actions, any notices of allowance, and payments concerning such Pathway IP. At least two months in advance of any applicable deadlines, Pathway and Sundial will discuss and agree on the jurisdictions in which to file Paris Convention equivalents, or Patent Cooperation Treaty national or regional phase entries, of the Pathway Patents or of any Future IP that is a Patent. With respect to any Patents included in the Pathways IP that is undergoing prosecution, Sundial may provide Pathway with comments on the prosecution of such Patents and Pathway will, acting reasonably, consider such comments when prosecuting such Patents. Any differences of opinion with respect to management and prosecution of the applications or registrations of Pathway IP between Pathway and Sundial with respect to any prosecution matters will be discussed and resolved to their mutual satisfaction. If Pathway elects to irrevocably abandon, or not to file foreign counterparts of, any Patent, plant breeder’s right, or any similar Intellectual Property Right included in the Pathway IP (the “Abandoned Right”), Pathway will notify Sundial, and, at Sundial’s request and for no additional consideration, assign to Sundial all of Pathway’s rights, title, and interest in and to such Abandoned Right, or the right to file foreign counterparts of such Abandoned Right, and thereafter Sundial will have the right to continue prosecution, or file foreign counterparts, of such Abandoned Right for Sundial’s sole benefit and at Sundial’s sole expense. For greater certainty, no Royalties are payable with respect to any Products for which an Abandoned Right owned by Sundial is the sole Intellectual Property asset protecting the Product.

5.2 Enforcement of Pathway IP. Pathway will promptly notify Sundial if Pathway becomes aware of any known or suspected infringement of any Pathway IP or Sundial Improvements. Such notice will include the identity of the party or parties known or suspected to have infringed the Pathway IP or Sundial Improvements and any available information that is relevant to such infringement. Pathway will have sole control over enforcement and defense of the Pathway IP against third-party infringers. If Pathway shall decide not to prosecute or defend any action, suit or proceeding it shall so advise Sundial who shall be entitled but shall not be bound to prosecute or defend the action, suit or proceeding, provided that Sundial shall not settle any such action without Pathway’s approval of the settlement terms.

6.	CONFIDENTIALITY

6.1 “Confidential Information” means: (a) all information of each Party relating to Intellectual Property owned by that Party and disclosed by that Party (“Disclosing Party”) to the other Party (“Receiving Party”), including any trade secrets, know-how, financial, corporate, marketing, product, research, technical, proprietary, legal, or personnel information or other information in any form or media, relating to the Disclosing Party, its affiliates, associates, or other related entities that is specifically identified as confidential by the Disclosing Party or the nature of which is such that it would generally be considered confidential in the industry in which the Disclosing Party operates; and (b) the existence and terms and conditions of this Agreement. Confidential Information does not include information that: (a) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party; (b) is disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the Receiving Party has become, generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party’s Confidential Information.

6.2 Protection of Confidential Information. Receiving Party will use Confidential Information of Disclosing Party solely in furtherance of Receiving Party’s internal business purposes and to develop, use, market, and sell the Products consistent with the licenses granted under this Agreement (“Permitted Use”). Receiving Party will not disclose the Confidential Information of Disclosing Party except to Receiving Party’s employees and contractors who have signed a written agreement containing confidentiality obligations at least as restrictive as those contained herein and need to know such Confidential Information to either exercise the rights granted to Receiving Party under this Agreement or for the Permitted Use. Receiving Party will protect the Confidential Information of Disclosing Party from unauthorized use, access, or disclosure in the same manner as Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

6.3 Exceptions. Receiving Party will be allowed to disclose the Confidential Information of Disclosing Party to the extent that such disclosure is: (a) specifically approved in writing by Disclosing Party; (b) necessary in the course of legal proceedings for Receiving Party to defend itself or to enforce its rights under this Agreement; or (c) required by law or by the order of a court or similar judicial or administrative body, provided that Receiving Party notifies Disclosing Party of such required disclosure promptly and in writing and cooperates with Disclosing Party, at Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure. Each Party will be allowed to disclose the terms and conditions of this Agreement to: (a) its attorneys, accountants, and other professional advisors under a duty of confidentiality; and (b) others in connection with a proposed merger, financing, or sale of such Party’s business (provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other Party to this Agreement).

6.4 Press Releases. Press releases or other similar public communication by either Party relating to this Agreement will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed. The Parties agree in advance that no financial terms related to this transaction will be disclosed in any press release related to or describing the transaction. Notwithstanding the foregoing, communications required by Applicable Law, and disclosures of information for which consent has previously been obtained will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof.

7.	REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties. Each Party represents and warrants that it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreement of such Party or any judgment, order, or decree by which such Party is bound.

7.2 Representations and Warranties by Pathway. Pathway represents and warrants that:

(a)	it has full and exclusive right, power, and authority to grant the licenses to the Pathway IP granted under this Agreement;

(b)	all of the Pathway IP is free and clear of all security interests, options, claims, liens, licenses, and encumbrances of any nature;

(c)

it has not granted, and will not grant, any security interests, options, claims, liens, licenses, or encumbrances of any nature with respect to any Pathway IP which would conflict with, or could interfere with Sundial’s ability to exercise the rights to the Pathway IP that are granted to Sundial under this Agreement;

(d)	all Pathway Patents that have issued as of the Effective Date are valid and enforceable as of such date;

(e)	to its knowledge, Commercialization of the Pathway IP does not infringe, conflict with or violate any Intellectual Property Right of any third party as of the Effective Date;

(f)

all maintenance fees, annuity payments, registration payments, and similar payments relating to the Pathway IP have been made, and during the term of this Agreement will be made, in a timely manner, and it has diligently prosecuted all Pathway Patents;

(g)	no proceeding is pending or threatened, nor has any claim been made, which challenges or challenged the validity or enforceability of any Pathway IP;

(h)	all Developers have waived their moral rights in writing in and to all of the Pathway IP; and

(i)

it has notified Sundial of all pending deadlines, actions, and other actions that may need to be performed in the three (3) months after the Effective Date to avoid prejudicing Sundial’s rights, in connection with the prosecution, registration, or maintenance of the Pathway IP.

8.	TERM AND TERMINATION

8.1 Term. This Agreement will take effect on the Effective Date and remain in effect for an initial term of ten (10) years (the “Initial Term”). Thereafter, this Agreement will automatically renew for consecutive one (1) year terms (each a “Renewal Term”) unless Sundial notifies Pathway at least [***] prior to the end of the Initial Term or the applicable Renewal Term of its intention not to renew. “Term” means the Initial Term and any Renewal Term.

8.2 Termination. This Agreement may be terminated:

(a)	by mutual agreement of the parties;

(b)	upon expiry of a [***] period if a party fails to cure a breach of a term or condition of this Agreement within [***] following receipt of written notice from the other party;

(c)	immediately upon written notice to a party following breach of a term or condition of this Agreement if the breach cannot be cured; and

(d)

immediately upon written notice to a party if the other party becomes the subject of any petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of its creditors.

8.3 Effects of Termination. Upon termination of this Agreement:

(a)

Sundial shall immediately cease Use of any Pathway IP, provided that any remaining Products available for sale, or for which cultivation of plants intended for processing (or any downstream steps) has already begun, may be sold by Sundial and the resulting royalties paid to Pathway;

(b)	Sundial shall make all payments of royalties accrued to Pathway and the Vendors at the time of termination within [***] of termination;

(c)

every [***] following termination until all sales under subsection 8.3(a) are complete, Sundial shall make payments to Pathway for sales under subsection 8.3(a) based on the terms of paragraphs 4.1(a) and 4.1(d), and if the sales trigger compensation milestones under sections 4.1(b) or 4.1(c), make payments under 4.1(b) or issue Warrants under subsection 4.1(c), and with each monthly payment or delivery of Warrants shall provide to Pathway a summary of remaining stocks of Products;

(d)

Sundial shall provide written confirmation to Pathway that all licenses or other arrangements with third parties that allow Use of the Pathway IP by third parties have been terminated, provided that Pathway may in its discretion consent to extension of such Use and corresponding payments or issuing of Warrants under paragraphs 4.1(a), 4.1(b), 4.1(c) or 4.1(d); and

(e)

Pathway and Sundial shall negotiate commercially reasonable licensing terms, including royalty payments, to allow Sundial to continue using Sundial Improvements that requires the use of any Pathway IP that is administratively maintained as registered Intellectual Property Rights, or maintained as a trade secret, at the time of termination, such terms to be no less favorable than paragraphs 4.1(a), 4.1(b), 4.1(c) or 4.1(d) of this Agreement with respect to compensation of Pathway.

8.4 Survival. Upon termination or expiration of this Agreement for any reason other than default by Sundial or an election by Sundial not to renew for a Renewal Term, Sections 1 (Definitions), 2.1 (Intellectual Property License), 2.2 (Improvements), 2.3 (CannSelect Product License), 6 (Confidentiality), 7 (Representations and Warranties), 8.3 (Effects of Termination), 8.4 (Survival), and 10 (General) will survive. Upon termination of this Agreement by Pathway for a default by Sundial, or expiration following an election by Sundial not to renew for a Renewal Term, Sections 1 (Definitions), 6 (Confidentiality), 7 (Representations and Warranties), 8.4 (Survival), and 10 (General) will survive.

8.5 License Rights After Bankruptcy. Notwithstanding any other rights granted to Sundial under this Agreement, all licenses and related rights granted by Licensor under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (11 U.S.C. §365(n)) and any amendment or successor provision(s) thereto or its equivalent under any Canadian (including the Bankruptcy and Insolvency Act and the Companies’ Creditor Arrangement Act) or other bankruptcy or receivership laws (the “Bankruptcy Laws”), licenses of rights to “intellectual property” as such term is defined under the Bankruptcy Laws. The Parties agree that Sundial, as licensees of such rights and licenses, shall retain and may fully exercise all of their rights under the Bankruptcy Laws or any similar rights provided under any other applicable laws and that Sundial shall have the right to retain and enforce their rights under this Agreement and, for greater certainty, no inaction on the part of Sundial shall be deemed to be an election of a particular remedy thereunder.

9.	LIMITATION OF LIABILITY

9.1 Exclusion of Damages. OTHER THAN FOR BREACH OF CONFIDENTIALITY, MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, OR INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL LOSS OR DAMAGE, LOST BUSINESS REVENUE, LOSS OF PROFITS, LOSS OF DATA, LOSS OF COVER, DAMAGES FOR DELAY, PUNITIVE OR EXEMPLARY DAMAGES, OR FAILURE TO REALIZE EXPECTED PROFITS OR SAVINGS, EVEN IF THE APPLICABLE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSSES OR DAMAGES.

10.	GENERAL

10.1 Notice. Any notice, approval, authorization, consent, or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered and given on receipt (or when delivery is refused) if delivered (a) by hand, or (b) by courier or express delivery service, or (c) by email (with a copy sent by postage prepaid first-class mail) to the email address set forth beneath the name of such Party below (or to such other email address as such Party may have specified in a written notice to the other Party):

If to the Vendors or Pathway, to: Pathway Rx Inc. 16 Sandstone Road South Lethbridge, AB, T1K 7X8 Attention: Igor Kovalchuk Email: [***]	If to Sundial, to: Sundial Growers Inc. Site 4, Box 17, RR1 Airdrie, AB T4B 2A3 Attention: [***] Email: [***]

with a copy to: Borden Ladner Gervais LLP 520 3 Ave SW #1900 Calgary, AB T2P 0R3	with a copy to: McCarthy Tetrault LLP 4000, 421 7th Ave SW Calgary, AB T2P 4K9

Attention: [***] Email: [***]	Attention: [***] Email: [***]

10.2 Governing Law. This Agreement shall be governed by and construed according to the laws of the Province of Alberta and the federal laws of Canada applicable therein, and the parties hereto irrevocably submit to the jurisdiction of the courts of the Province of Alberta in respect of any dispute arising from this Agreement.

10.3 Assignment. Neither Party may assign or transfer, by operation of law or otherwise, any of its rights under this Agreement to any third party without the other Party’s prior written consent, except to the assigning Party’s successor in connection with a merger, sale of assets, sale of stock, or other transfer of all or substantially all of the assigning Party’s business and assets.

10.4 Remedies. The rights and remedies of the parties will be cumulative (and not alternative). If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its legal fees, court costs, and other collection expenses, in addition to any other relief it may receive.

10.5 Waiver. All waivers must be in writing and signed by an authorized representative of the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

10.6 Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

10.7 Construction. The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The word “or” will be interpreted inclusively to mean “and/or”. All references in this Agreement to “Sections” are intended to refer to sections of this Agreement. This Agreement may be executed in several counterparts, each of which will constitute an original and which together will one and the same agreement.

10.8 Amendments and Waiver. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

10.9 Counterparts and Delivery. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such Party.

10.10 Further Assurance. Both parties will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this License Agreement as of the date and year first written.

SUNDIAL GROWERS INC.	PATHWAY RX INC.

/s/ [***] Name: [***] Title: [***]	/s/ [***] Name: [***] Title: [***]

Each of the Vendors has been made a signatory to this Agreement solely for the purpose of subsection 4.l(c) of this Agreement and those portions of the Agreement applicable thereto.

SIGNED, SEALED, DELIVERED in the presence of:	) ) ) ) ) ) ) ) ) ) ) ) )
/s/ [***] Witness		/s/ [***] [***]
/s/ [***] Witness		/s/ [***] [***]
/s/ [***] Witness		/s/ [***] [***]